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                        April 19, 2024

       Lavanya Chandrashekar
       Chief Financial Officer
       Diageo plc
       16 Great Marlborough Street
       London W1F 7HS, England

                                                        Re: Diageo plc
                                                            Form 20-F for the
fiscal year ended June 30, 2023
                                                            Filed August 3,
2023
                                                            File No. 001-10691

       Dear Lavanya Chandrashekar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Manufacturing